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Exhibit 10.9

                    JOINT VENTURE & MANUFACTURING AGREEMENT

This Joint Venture & Manufacturing Agreement (the "Agreement") is by and between RPM TECHNOLOGIES, INC., a Delaware corporation having its principal office at 9981 West 190th Street, Suite C, Mokena, Illinois 60448 ("RPM Tech"), and Black Dog Ranch, LLC, dba RPM Roofing, a Colorado limited liability company, having its principal place of business in Bellevue, Idaho and its roofing manufacturing facility at 1251 North Fruitridge Ave., Terre Haute, Indiana 47804 (hereafter "RPM Roofing"). This Agreement is effective as of January 8, 2008 (the "Effective Date").

WHEREAS, RPM Tech has developed, markets and distributes certain plastic products, including plastic pallets and plastic roofing materials;

WHEREAS, RPM Roofing is a manufacturer of plastic products.

WHEREAS, RPM Tech desires RPM Roofing to manufacture certain plastic pallets and plastic roofing materials on an exclusive basis until such time as RPM Roofing has exhausted its capacity to manufacture all demand created by RPM Tech for its plastic products.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

DEFINITIONS:

For purposes of this Agreement, the following terms have the meanings ascribed to them below:

"Confidential Information" of a Party means all confidential and proprietary information of such Party regarding such Party's products and business not generally known to the public (and marked or otherwise designated in writing as "Confidential," or if orally or visually disclosed, so designated in writing within thirty (30) days after such disclosure) that are disclosed by such Party (the "Disclosing Party") to the other Party (the "Non-Disclosing Party") under this Agreement, including, but not limited to, such party's Intellectual Property. Confidential Information does not include information (i) in the public domain at the time of delivery, (ii) subsequently published or otherwise made part of the public domain through no fault of the Non-Disclosing Party or of its representatives, (iii) in the Non-Disclosing Party's possession at the time of disclosure and not acquired by the Non- Disclosing party directly or indirectly from such Disclosing Party or its representatives on a confidential basis, (iv) which becomes available to the Non-Disclosing Party on a non-confidential basis from a source that, to the best of its knowledge, is not under an obligation to the Disclosing Party; or (v) which the non-Disclosing Party demonstrates is independently developed by the Non-Disclosing Party through its own efforts.

"Customers" shall mean RPM Tech Customers, as the context dictates.

"End User License" shall mean either: (i) end user license agreement executed between RPM Roofing and RPM Tech with respect to RPM Tech Products.

"Intellectual Property" means all Inventions (whether or not patentable), Trade Secrets, works of authorship (whether or not copyrightable), patents, copyrights, trademarks, trade names, ideas or concepts, or improvements, modifications or additions to any of the above.

"Person" means any individual, corporation, partnership, trust or other association or entity.

"Products" shall mean RPM Products, as the context dictates, but not other products of the Parties.

"Term" of this Agreement is defined in Section 10 hereof.

"Trade Secrets" means all concepts, ideas, formulas, patterns, devices or compilations of information used in a company's business which may relate to the development, production, licensing, or sale of the company's goods or services, to the management or administration of the company, or which otherwise give it a competitive advantage, which are not publicly known without restriction and without breach of this Agreement.

1. EXCLUSIVE MANUFACTURING

a. RPM Roofing agrees to manufacture roofing tiles for RPM Tech pursuant to the formula and blends of the "licensed technology" specified in a certain License and Royalty Agreement from RDA Associates, Ltd. to RPM Tech including the intellectual property rights for production of the plastic roofing tiles and associated products described hereinafter which includes:

1. Simulated Slate. Cast from natural slate in six (6) colors black, charcoal, gray, brown, red and green with a Class A and C fire rating and Class 4 impact rating. These tiles are 12" X 18" weighing approximately 2.0 lbs.

2. Simulated Cedar Shake. Simulated wood in multiple patterns cast from real selected cedar shake in various widths of 5", 7" and 12". The height is 24" with weights of 1.5, 2.0, and 3.0 respectfully with a Class A and C fire rating and Class 4 impact rating in five colors, pewter, charcoal, brown and a weathered gray.

3. Simulated Spanish Tile known as Mission Tile. A simulated Mediterranean style clay tile roof made from recycled plastic material with a Class C fire rating and a Class 3 impact rating in three (3) colors available terra cotta, brown and black weighing approximately 2.2-2.4 lbs. per piece with a height of 16.5" and width of 13".

5. Accessory Tiles. All necessary tile materials associated with each square of roofing tiles as specified in paragraphs 1(a) 1 through 4 above.

b. Production Capacity. RPM Roofing agrees to maintain the production capacity for roofing titles specified hereinafter and RPM Tech agrees to maintain a minimum demand for roofing tiles as specified hereinafter:

1. Two (2) full production lines with a capacity of 4200 squares of Mission roofing tiles per month and 3000 squares of Simulated Cedar Shake or Slate Tiles per month running 3 eight hour shifts, 7 days per week..

2. RPM Roofing agrees to add a new production line for roofing tiles as the demand from RPM Tech requires the same to keep up with RPM Tech's sales requirements.

3. RPM Roofing shall also maintain a production line for accessory materials capable of meeting RPM Tech's demand for accessory materials as necessary.

4. RPM Tech guarantees orders for roofing tiles of at least an average of 500 squares per month for the first six (6) month period and increasing to the following average levels over the next three and half (3 1/2) years:

                1,000 squares per month beginning in June of 2008; 1,600 squares per month beginning in September 2008; 2,000 squares per month beginning in 2009;
                3,500 squares per month beginning in 2010; and 5,000 squares per month beginning in 2011.

In the event RPM Tech fails to timely order and pay for roofing tiles in the minimum average quantities established by this Agreement, RPM Roofing shall be entitled to manufacture and sell roofing tiles produced using the licensed technology to any person, firm or corporation of its choosing and shall be released from the exclusivity provisions of this Agreement. In the event RPM Roofing elects to sell such roofing tiles to others, RPM Tech shall not be released from its continuing obligation to the specified purchase and pay for the specified minimum average quantities of roofing tiles. In addition, in the event RPM Tech fails to order and /or pay for the minimum average required quantities of roofing tiles, RPM Roofing shall be released from any future obligation under this Agreement to add additional production lines. Payment shall be made within thirty (30) days of delivery.

5. RPM Roofing shall have the right of first refusal to fulfill any higher demand requirements by RPM Tech for roofing tiles above and beyond the stated order requirements outlined in paragraph 1(b)(4) above.

6. Separate End User Licenses. RPM Roofing shall not have the right to license the RPM Tech Products or to set prices for or bind RPM Tech to enter into an End User License with respect to its Products.

7. RPM Roofing's selling price to RPM Tech for roofing tiles at the date of this Agreement is $185 for Mission, $205 for Slate and $225 for Cedar Shake. Said pricing can be changed at any time by using the following formula with the agreement of the Parties. If the minimum average monthly quantities are achieved, as specified herein, than an additional ten percent (10%) credit discount on the price per square shall earned and applied.

The price of the roofing tiles shall be calculated at cost(s) plus eighteen percent (18%). Cost(s) as used in this agreement shall include [a] Raw materials; [b] Operating Expenses including: (1) Payroll, (2) Health Insurance; (3) Worker's Compensation; (4) Taxes; (5) Telephone, (6) Gas; (7) Electricity, (8) Maintenance and (9) Misc. Supplies and [c] Fixed Overhead Expenses including (1) Building/Equipment/Taxes, (2) Property & Equipment Insurance and (3) Liability Insurance

8. RPM Tech agrees to pay for the costs of any selling efforts needed to promote and sell the roofing tiles including but not limited to the costs and expense of brochures, website maintenance, samples and commissions to sales representative on behalf of RPM Tech . RPM Tech shall pay RPM Roofing immediately upon receipt of said invoice and not conditioned upon receipt of payment for roofing tiles sold since RPM Roofing will not have knowledge of the credit worthiness of any of the RPM Tech customers nor had the opportunity to evaluate the same.

9. As further consideration for this Agreement, RPM has agreed to contribute $1.0 million in capital towards the start costs associated with RPM Roofing's manufacturing facility and this Agreement as the Parties both acknowledge that RPM Roofing has invested approximately $5.0 million towards the start of its manufacturing facility. RPM Roofing relied on RPM Tech's capital contribution as one of the main reasons and inducement for RPM Roofing's entering into this Agreement to manufacture the RPM Tech roofing tiles and meet the demands of this Agreement. RPM Tech agrees that any all monies classified by RPM Tech as Deposit on Joint Venture RPM Roofing shall be credited towards and in complete and full satisfaction RPM Tech's capital contribution requirements of this Agreement as set forth herein.

3. WARRANTIES:

a. Warranties of RPM Tech. RPM Tech hereby warrants that in entering into and performing this Agreement, RPM Tech is in no way compromising any rights or trust relationships between any other party and RPM Tech. RPM Tech further warrants that (i) performance of RPM Tech's obligations under this Agreement will not result in a breach or default under any agreement with or obligation to any third party, and (ii) all Products and related services provided by RPM Tech to Customers will be provided in accordance with all federal, state and local laws, regulations, and executive orders. To the extent that RPM Tech provides any Products or services to a referred Customer, RPM Tech further warrants that
(i) it has the right to license its Products to the Customer and the right to perform the services and the right, if applicable, to use its proprietary software programs in connection with the provision of services to the Customer;
(ii) performance of RPM Tech' obligations under this Agreement and any End User License will not result in infringement of any third party's United States of America intellectual property rights; and (iii) RPM Tech has or will have the resources to timely perform its obligations under this Agreement. THE WARRANTIES AND REPRESENTATIONS OF RPM TECH EXPRESSLY SET FORTH IN THIS SECTION ARE LIMITED WARRANTIES AND THE ONLY WARRANTIES MADE BY RPM TECH UNDER THIS AGREEMENT. ALL OTHER WARRANTIES OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, CONDITION, AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY DISCLAIMED AND EXCLUDED. Nothing in this Section shall require RPM Tech to make any similar warranties to a Customer and no Customer shall be considered either a direct or intended third party beneficiary of the foregoing warranties.

b. Warranties of RPM Roofing. RPM Roofing hereby warrants that in entering into and performing this Agreement, (i) performance of RPM Roofing's obligations under this Agreement will not result in a breach or default under any agreement with or obligation to any third party, and (ii) all Products and related services provided by RPM Roofing to RPM Tech will be provided in accordance with all applicable federal, state and local laws, regulations, and executive orders, provided that RPM Roofing makes no representation or warranty that the licensed technology does not infringe any patent or similar right. RPM Roofing warrants and guarantees that all products manufactured by RPM Roofing will be and are made to the industry standards and that the roofing tile products manufactured for RPM Tech will meet all specifications set forth in the Licensed Technology.

4. NATURE OF RELATIONSHIP.

Mutual Disclaimer of Agency. Each Party acknowledges and agrees that it will not act as an agent nor be deemed an agent of the other Party for any purpose.

5. SAFEGUARDING CONFIDENTIAL INFORMATION:

a. Protection of Confidential Information. Each Party shall safeguard and keep confidential all Confidential Information of the other Party and shall return all Confidential Information to the other Party promptly upon request. The Non-Disclosing Party agrees to safeguard any Confidential Information received from the Disclosing Party by using measures that are equal to the standard of performance used by the Non-Disclosing Party to safeguard its own Confidential Information of comparable value, but in no event less than reasonable care.

b. Additional Obligations. Neither Party shall, without the prior written consent of the other Party: (i) disclose any Confidential Information of the other Party to any person other than an employee or an independent contractor who agrees to be bound by this Section or as expressly contemplated by this Agreement; (ii) make any unauthorized copies of Confidential Information of the other Party; or (iii) use any Confidential Information of the other Party for any purpose except to implement its rights and obligations under this Agreement and as otherwise expressly contemplated by this Agreement. If any party is requested or required to disclose any Confidential Information of a Disclosing Party, it will promptly notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate relief and/or waive compliance with provisions of this Agreement. If in the absence of such relief or waiver hereunder, the other party is, in the opinion of its counsel, compelled by law, by regulation of a government agency or by order of a court to disclose Confidential Information, then it may disclose such of the Confidential Information to the person compelling disclosure as is, according to such opinion, required without liability to the Disclosing Party hereunder for such disclosure.

c. Injunctive Relief. Each Party acknowledges that breach of the foregoing obligations may cause irreparable injury to the Party whose Confidential Information is disclosed and that (notwithstanding any contrary provision relating to the mediation or arbitration of disputes) such Party may seek and obtain injunctive relief against such breach or threatened breach without prejudice to any other remedies which may be available to it.

d. Third Parties' Rights. Each Party agrees not to use or disclose to, or induce or cause the other Party to use, any proprietary information including Intellectual Property belonging to any third party Person without the prior written consent of that Person.

e. Other Obligations. Each Party acknowledges that the other Party may, from time to time, have agreements with other Persons including the U.S. Government, or agencies thereof, which impose obligations or restrictions regarding proprietary information or regarding the confidential nature of their work. Each Party agrees to be bound by all such obligations and restrictions and to take all actions necessary to discharge the obligations of the other Party thereunder, including signing such other confidentiality agreements as may be required by other Persons as a condition to obtaining or using proprietary information.

6. TERM AND TERMINATION:

a. Term and Renewal. The term of this Agreement ("Term") shall be for a term commencing on the Effective Date and extending through January 1, 2018. The Term of this Agreement shall automatically renew thereafter for ten-year renewal terms unless either Party provides written notice to the other at least one (1) year prior to the end of the then current term that this Agreement will not be renewed. Expiration or termination of this Agreement shall not relieve either RPM Tech or RPM Roofing of their respective warranties and other obligations under this agreement shall also survive expiration or termination of this Agreement.

b. Termination for Cause. If either Party breaches any material provision under this Agreement, the other party may give written notice to the breaching Party, which describes in reasonable detail the breach. If the breaching Party fails to remedy such material breach within ninety (90) days following such written notice (the "Cure Period"), or if such breach is not capable of cure within the Cure Period, then the other party may, in its sole discretion, terminate this Agreement immediately upon written notice to the breaching Party.

7. ASSIGNMENT:

This Agreement is binding on the successors and assigns of the parties; provided, that this Agreement may not be assigned by either Party without the prior written consent of the other except as provided in this Section. A Party (the "assigning Party") may assign its rights and obligations under this Agreement, without the consent of the other Party, to any corporation which is a wholly owned subsidiary or parent of the assigning Party which survives a merger in which the assigning Party participates, or to any corporation or other person or business entity which acquires all or substantially all of the assets of the assigning Party; provided, however, that upon any such assignment the non-assigning Party may terminate the Agreement immediately upon notice for the first forty-five (45) days after receipt of notice of the assignment.

a. Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or law.

b. Notices. Service of notices under this Agreement shall be effective only upon the third (3rd) business day after mailing, if mailed by registered mail, return receipt requested, or upon delivery, if personally delivered and receipted for, or delivered by telecopy with machine confirmation, as follows:
(i) if to RPM Roofing addressed to RPM Roofing LLC. 1251 North Fruitridge Ave., Terre Haute, Indiana and (ii) if to RPM Tech addressed to RPM Technology, Inc. 9981 West 190th Street, Suite C, Mokena, Illinois 60448.

c. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State of Indiana and for all purposes this Agreement, together with any related or supplemental documents and notices, shall be construed in accordance with and governed by the law of the State of Illinois.

d. Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instruments signed by the Parties hereto.

e. Entire Agreement. This Agreement constitutes and expresses the entire agreement and understanding between the Parties with respect to the transactions contemplated herein. All previous discussions, promises, representations and understandings between the Parties relative to this Agreement, if any, have been merged into this document.

f. Severability. To the fullest extent possible each provision of this Agreement shall be interpreted in such fashion as to be effective and valid under applicable law. If any provision of this Agreement is declared void or unenforceable for particular facts or circumstances, such provision shall remain in full force and effect for all other facts or circumstances. If any provision of this Agreement is declared entirely void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

g. Publicity. The Parties shall cooperate with each other in the development of a joint press announcement of the transactions contemplated by this Agreement to be issued by RPM Roofing, and shall cooperate with each other and provide advance notice of the content and timing of all future public announcements with respect to this Agreement and an opportunity to comment thereon.

h. Counterparts. This Agreement may be signed in any one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.


RPM TECHNOLOGIES, INC.                BLACK DOG RANCH, LLC dba RPM ROOFING

By: /S/Randy Zych                                 By: /S/ Drew Pitt
   ----------------                                   --------------------
   Randy Zych, CEO                                   Drew Pitt, Manager